Exhibit 99.1

Grayscale Investments® Initiates Lawsuit Against the SEC

June 29, 2022 21:03 ET | Source: Grayscale Investments

Files Petition for Review with the United States Court of Appeals for the District of Columbia Circuit
Will Argue SEC Violated Administrative Procedure Act and Securities Exchange Act of 1934

NEW YORK, June 29, 2022 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager, today announced that its Senior Legal Strategist, former U.S. Solicitor General, and partner at Munger, Tolles & Olson, Donald B. Verrilli, Jr., filed a petition for review with the United States Court of Appeals for the District of Columbia Circuit on behalf of Grayscale — challenging the decision by the Securities and Exchange Commission (SEC) to deny conversion of Grayscale Bitcoin Trust (BTC) (OTCQX: GBTC) to a spot Bitcoin ETF*.

Since 2013, Grayscale has worked to build the world’s largest Bitcoin investment vehicle: GBTC. Grayscale has voluntarily filed registration statements with the SEC that have increased information available to investors, and subjected these products to increased SEC oversight. Grayscale has also worked proactively for years to provide investors with full disclosures and risk factors about GBTC and its expansive crypto investment product family.

“Grayscale supports and believes in the SEC’s mandate to protect investors, maintain fair, orderly, and efficient markets and facilitate capital formation -- and we are deeply disappointed by and vehemently disagree with the SEC's decision to continue to deny spot Bitcoin ETFs from coming to the U.S. market,” said Michael Sonnenshein, Grayscale’s CEO. “Through the ETF application review process, we believe American investors overwhelmingly voiced a desire to see GBTC convert to a spot Bitcoin ETF, which would unlock billions of dollars of investor capital while bringing the world’s largest Bitcoin fund further into the U.S. regulatory perimeter. We will continue to leverage the full resources of the firm to advocate for our investors and the equitable regulatory treatment of Bitcoin investment vehicles.”

“As Grayscale and the team at Davis Polk & Wardwell have outlined, the SEC is failing to apply consistent treatment to similar investment vehicles, and is therefore acting arbitrarily and capriciously in violation of the Administrative Procedure Act and Securities Exchange Act of 1934,” added Donald B. Verrilli, Jr., Grayscale Senior Legal Strategist and former U.S. Solicitor General. “There is a compelling, common-sense argument here, and we look forward to resolving this matter productively and expeditiously.”

Grayscale’s comment letter campaign during the 240-day review period resulted in record-breaking 11,400+ total submissions to the SEC, with over 99.0 percent demonstrating support for the conversion.

*We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products which are not subject to the registration requirements of the ‘40 Act.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of secure, regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest digital currency asset manager. Investors, advisors, and allocators turn to Grayscale’s private placements, public quotations, and ETFs for single asset, diversified, and thematic exposure. Grayscale products are distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered) or Foreside Fund Services, LLC. For more information, please follow @Grayscale or visit grayscale.com.

Media Contact
Jennifer Rosenthal
press@grayscale.com